FOR IMMEDIATE RELEASE

KRISPY KREME ANNOUNCES $20 MILLION SHARE REPURCHASE AUTHORIZATION

Fiscal 2013 Operating Cash Flow Projected at $39-$43 Million

Free Cash Flow Projected at $17-$21 Million

WINSTON-SALEM, N.C., March 28, 2012 - The Board of Directors of Krispy Kreme Doughnuts, Inc. (NYSE: KKD) has approved a share repurchase program of up to $20 million, effective immediately. This program is intended to be implemented through purchases made from time to time either in the open market or through private transactions, in accordance with United States Securities and Exchange Commission requirements. As of March 28, 2012, the Company had approximately 68 million shares outstanding.

"This share repurchase authorization is an indication of Krispy Kreme’s financial strength as well as our positive outlook for the future,” commented James H. Morgan, Jr., Chairman and CEO. “Over the past several years, we have substantially improved our performance and strengthened our balance sheet, and are confident that we have the capital resources to implement and support our growth plans. This authorization is also consistent with our ongoing commitment to enhance long-term returns to our shareholders."

As previously announced, the Company forecasts operating income for fiscal 2013, ending February 3, 2013, in the range of $29 to $33 million. This would represent an increase of between 13% and 29% over the $25.6 million of operating income earned in fiscal 2012. Cash provided by operating activities is forecasted to be in the range of $39 to $43 million. After deducting capital expenditures estimated at $20 million and $2 million of scheduled debt principal payments, the Company forecasts generating free cash flow in the range of $17 to $21 million in fiscal 2013. Free cash flow is a non-GAAP measure (see the reconciliation of GAAP to free cash flow in the table accompanying this release).

As of January 29, 2012, the Company’s cash balance was $44 million and unused borrowing capacity on its revolving credit facility was $15 million.

About Krispy Kreme

Krispy Kreme (NYSE: KKD) is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 690 locations in 21 countries around the world. Connect with Krispy Kreme at krispykreme.com and on Facebook, Foursquare, Twitter and YouTube.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Krispy Kreme Contacts:

Media:	Investor Relations:

Brian K. Little	Anita K. Booe
(336) 726-8825	(336) 703-6902
blittle@krispykreme.com	abooe@krispykreme.com

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

The Company defines free cash flow, a non-GAAP measure, as cash provided by operating activities minus capital expenditures and scheduled debt principal repayments. The Company believes free cash flow is a useful measure of the Company’s ability to generate cash from its operations in excess of amounts required to fund its contractual debt repayment obligations and investments in productive assets, and is therefore a useful measure of cash available for alternative business uses.

The following table reconciles free cash flow to cash provided by operating activities, the closest GAAP measure.

	Management's
	Earnings Guidance		Year Ended
	Year Ending February 3, 2013		January 29,
	From	To	2012
	(In thousands)
Cash provided by operating activities	$39,000	$43,000	$33,861
Less:
Capital expenditures	(20,000)	(20,000)	(11,884)
Scheduled debt principal payments	(2,000)	(2,000)	(2,298)
Free cash flow	$17,000	$21,000	$19,679